Exhibit 99.1

                 Navigators Announces Offering of Senior Notes

    NEW YORK--(BUSINESS WIRE)--April 7, 2006--The Navigators Group, Inc. (NASDAQ:NAVG) today announced plans to offer $125 million of senior unsecured notes in an underwritten public offering. Net proceeds from the offering will be used to make contributions to the capital of the Company's insurance subsidiaries and for general corporate purposes.
    Credit Suisse and JPMorgan are acting as Joint Book-Running Managers of the offering and Keefe, Bruyette & Woods and LaSalle Capital Markets are co-managers for the offering.
    A Form S-3 registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective on November 18, 2005. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
    A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement may be obtained from Credit Suisse Securities (USA) LLC, at One Madison Avenue, New York, New York 10010 (1-212-325-2580) or from J.P.Morgan Securities Inc., at 270 Park Avenue, New York, New York 10172 (1-212-834-4533).
    The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Belgium.

    This press release may contain "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words "estimate", "expect", "believe" or similar expressions are intended to identify such forward-looking statements. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Form 10-K and its other filings with the Securities and Exchange Commission for a description of the Company's business and the important factors which may affect that business. The Company undertakes no obligation to publicly update or revise any forward-looking statement.


    CONTACT: The Navigators Group
             Paul J. Malvasio, 914-933-6088
             Executive Vice President
             and Chief Financial Officer
             pmalvasio@navg.com
             www.navg.com